EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Glenayre Technologies, Inc. on Form S-4 of our report dated February 3, 1995, appearing in the Annual Report on Form 10-K of Glenayre Technologies, Inc. for the years ended December 31, 1995, and to the references to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Glenayre Technologies, Inc. listed in Item 14. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

s/ Deloitte & Touche LLP

Charlotte, North Carolina

November 6, 1996




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